Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-213195 on Form N-2 of our reports dated February 29, 2016 relating to the consolidated financial statements of New Mountain Finance Corporation and subsidiaries, and the effectiveness of New Mountain Finance Corporations’ internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated February 29, 2016 relating to the information of New Mountain Finance Corporation set forth under the heading “Senior Securities” appearing in the Registration Statement.

We also consent to the reference to us under the headings “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York

October 5, 2016